ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77C

John Hancock Preferred Income Fund

Preferred Income Fund (HPI)

The Fund held its Annual Meeting of Shareholders on November 9, 2012. The following proposal was considered by the shareholders:

Proposal: Election of thirteen (13) Trustees to serve until the expiration of their respective terms as shown below. Each nominee was elected by the Fund’s shareholders and the votes cast with respect to each Trustee are set forth below.

For a Term to Expire in 2016:

Independent Trustees	Total Votes for the Nominee	Total Votes Withheld from the Nominee
Deborah C. Jackson	23,250,536	528,256
James M. Oates	23,268,346	510,446
Steven R. Pruchansky	23,265,721	513,071
Non-Independent Trustee
Craig Bromley	23,264,633	514,159

For a Term to Expire in 2015:

Independent Trustees	Total Votes for the Nominee	Total Votes Withheld from the Nominee
Charles L. Bardelis	23,255,028	523,764
Peter S. Burgess	23,242,421	536,371
Theron S. Hoffman	23,293,548	485,244
Non-Independent Trustee
Warren A. Thomson	23,274,895	503,897

For a Term to Expire in 2014:

Independent Trustees	Total Votes for the Nominee	Total Votes Withheld from the Nominee
William H. Cunningham	William H. Cunningham	23,244,555
Grace K. Fey	Grace K. Fey	23,241,710
Hassell H. McClellan	Hassell H. McClellan	23,262,141
Gregory A. Russo	Gregory A. Russo	23,293,186
Non-Independent Trustee	Non-Independent Trustee
James R. Boyle	James R. Boyle	23,284,683